Black Diamond Reports Fourth Quarter and Record Full Year 2012 Results

- 2012 Sales Up 21% to $175.9 Million with Adjusted Gross Margin Up 80 Basis Points to 39.5% -

- Expects Full Year 2013 Sales to Range Between $216 - $221 Million -

SALT LAKE CITY, Utah – March 11, 2013 – Black Diamond, Inc. (NASDAQ: BDE) (the “Company” or “Black Diamond”), a global leading supplier of innovative, high performance, outdoor and action sport equipment as well as aspirational active outdoor lifestyle products, reported financial results for the fourth quarter and full year ended December 31, 2012.

2012 Financial Highlights vs. 2011

▪	Total sales up 21% to $175.9 million;
▪	Adjusted gross margin increased 80 basis points to 39.5% compared to gross margin of 38.7%;
▪	Adjusted net income before non-cash items increased to $12.6 million compared to $11.9 million; and
▪	Adjusted EBITDA increased to $14.7 million compared to $13.6 million.

Fourth Quarter 2012 Financial Results

Total sales in the fourth quarter of 2012 increased 34% to $48.8 million compared to $36.3 million in the fourth quarter of 2012. The increase was primarily attributed to the contribution of POC Sweden AB (“POC”) as well as PIEPS Holding GmbH (“PIEPS”) and their respective subsidiaries, which were acquired in the second half of 2012. Total sales were reduced by $0.4 million of inventory repurchased and not recognized as revenue from Gregory Mountain Products’ (“Gregory”) Japanese distributor, Kabushiki Kaisha A&F (“A&F”), as part of the A&F distribution agreement.

Gross margin in the fourth quarter of 2012 was 36.3% compared to 39.2% in the year-ago quarter. Gross margin in the fourth quarter of 2012 included $1.2 million for inventory fair value of purchase accounting adjustments related to the acquisitions of POC and PIEPS. Excluding this amount, adjusted gross margin in the fourth quarter of 2012 was 38.7%, a 50 basis point decline from the year-ago quarter primarily due to a higher level of discount activity in response to a challenging start to the 2012 winter season.

Net income in the fourth quarter of 2012 was $0.5 million or $0.02 per diluted share compared to $3.5 million or $0.16 per diluted share in the year-ago quarter. Net income in the fourth quarter of 2012 included $0.4 million of non-cash items, $0.4 million in transaction-related costs, $0.1 million in restructuring costs, and $0.2 million in merger and integration costs.

Excluding these items, adjusted net income before non-cash items in the fourth quarter of 2012 was $1.6 million compared to $2.3 million in the fourth quarter of 2011. On a per share basis, adjusted net income before non-cash items was $0.05 per diluted share compared to $0.10 per diluted share in the year-ago quarter, reflecting the shares issued as a result of the Company’s public offering in February 2012.

Adjusted EBITDA (earnings before interest, taxes, other income, depreciation, amortization, stock-based compensation, inventory fair value of purchase accounting, and transaction, merger and integration, and restructuring costs) in the fourth quarter of 2012 was $2.1 million compared to $2.8 million in the year-ago quarter. Adjusted EBITDA in the fourth quarter of 2012 excluded $0.5 million of stock-based compensation, $1.2 million of inventory fair value of purchase accounting adjustments, and the aforementioned $0.4 million in transaction-related costs, $0.1 million in restructuring costs, and $0.2 million in merger and integration costs.

At December 31, 2012, cash totaled $5.1 million compared to $2.4 million at December 31, 2011. Total debt was $40.5 million at December 31, 2012, which included $20.0 million outstanding on the Company’s $35.0 million line of credit, leaving $15.0 million available.

On October 1, 2012, the Company completed the acquisition of PIEPS, a leading Austrian designer and marketer of avalanche beacons and snow safety products, for a total consideration valued at approximately $10.3 million in cash.

Full Year 2012 Financial Results

Total sales in 2012 increased 21% to $175.9 million compared to $145.8 million in 2011. The growth in sales was supported by the introduction of new and innovative products as well as the addition of POC and PIEPS. Total sales were reduced by $1.0 million of inventory repurchased as part of the previously mentioned A&F distribution agreement.

Gross margin in 2012 was 38.2% compared to 38.7% in 2011. Gross margin in 2012 included $2.3 million for the previously mentioned inventory fair value of purchase accounting adjustments. Excluding this amount, adjusted gross margin in 2012 was 39.5%, an 80 basis point improvement from 2011 due to a shift in mix toward higher margin products as well as the inclusion of both POC and PIEPS.

Net income in 2012 was $2.0 million or $0.06 per diluted share, which included $8.2 million of non-cash items, $2.0 million in transaction-related costs, $0.2 million in restructuring costs, and $0.2 million in merger and integration costs.

Excluding these items, adjusted net income before non-cash items in 2012 increased to $12.6 million compared to $11.9 million in 2011. On a per share basis, adjusted net income before non-cash items was $0.42 per diluted share compared to $0.54 per diluted share in 2011, reflecting the shares issued in previously mentioned 2012 public offering.

Adjusted EBITDA in 2012 increased 8% to $14.7 million compared to $13.6 million in 2011. Adjusted EBITDA in 2012 excluded $1.8 million of stock-based compensation, $2.3 million of inventory fair value of purchase accounting adjustments, and the aforementioned $2.0 million in transaction-related costs, $0.2 million in restructuring costs, and $0.2 million in merger and integration costs.

Management Commentary

“2012 was a transformational year for Black Diamond, filled with a number of significant achievements,” said Peter Metcalf, president and CEO of Black Diamond. “Not only did we achieve record revenue and continue to grow organically, but we executed against our strategic objectives. This includes the introduction of our fall 2013 apparel line to the trade and the establishment of our own ski manufacturing operation. We also agreed to acquire the Japanese distribution assets of Gregory, established our own distribution in Japan, and entered one new primary product category and six new product niches with the acquisitions of POC and PIEPS.

“As a result,” continued Metcalf, “we entered 2013 as a meaningfully larger, stronger, and more diverse enterprise. With our apparel line expected to be in stores this fall, we believe that we are executing on our vision to become a diversified global brand leader in both hard and soft goods across all four seasons.

“2013 is shaping up to become an equally transformative year as we continue to invest in our organic growth initiatives and aggressively integrate our two strategic acquisitions. In 2014, we expect to begin realizing the benefit of these investments with accelerating profitability.”

2013 Outlook

Black Diamond expects 2013 sales to range between $216-$221 million, which would represent an increase of approximately 23% to 26% from the 2012 sales. The Company also expects gross margin in 2013 to range between 40.0% and 41.0%

Net Operating Loss (NOL)

The Company estimates that it has available NOL carryforwards for U.S. federal income tax purposes of approximately $212.3 million. The Company’s common stock is subject to a Rights Agreement dated February 7, 2008, intended to assist in limiting the number of 5% or more owners and thus reduce the risk of a possible “change of ownership” under Section 382 of the Code. Any such “change of ownership” under these rules would limit or eliminate the ability of the Company to use its existing NOLs for federal income tax purposes. There is no guaranty, however, that the Rights Agreement will achieve the objective of preserving the value of the NOLs.

Conference Call

Black Diamond will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter and full year 2012 results.

The Company’s President and CEO Peter Metcalf and CFO Robert Peay will host the conference call, followed by a question and answer period.

Date: Monday, March 11, 2013

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Dial-In Number: 1-877-941-1427

International: 1-480-629-9664

Conference ID#: 4600335

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=103537 and via the investor relations section at www.blackdiamond-inc.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through March 25, 2013.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay #: 4600335

About Black Diamond, Inc.

Black Diamond, Inc. is a global leader in the design, manufacturing and marketing of innovative active outdoor performance products for climbing, mountaineering, backpacking, skiing, cycling and other outdoor recreation activities for a wide range of year-round use. The Company's principal brands, Black Diamond®, Gregory™, POC™ and PIEPS™, are iconic in the active outdoor industry and linked intrinsically with the modern history of these sports. Black Diamond is synonymous with performance, innovation, durability and safety that the outdoor and action sport communities rely on and embrace in their active lifestyle. Headquartered in Salt Lake City at the base of the Wasatch Mountains, the Company's products are created and tested on some of the best alpine peaks, slopes, crags, roads and trails in the world. These close connections to the Black Diamond lifestyle enhance the authenticity of the Company's brands, inspire product innovation and strengthen customer loyalty. The Company's products are sold by leading specialty retailers in the U.S. and 50 countries around the world. For additional information, please visit the Company's websites at www.blackdiamond-inc.com, www.blackdiamondequipment.com, www.gregorypacks.com, www.pocsports.com or www.pieps.com.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release contains the non-GAAP measures: (i) adjusted gross profit and gross margin, (ii) net income before non-cash items and related earnings per diluted share, and adjusted net income before non-cash items and related earnings per diluted share, and (iii) earnings before interest, taxes, other income, depreciation and amortization (“EBITDA”) and adjusted EBITDA. The Company also believes that presentation of certain non-GAAP measures, i.e.: (i) adjusted gross profit and gross margin, (ii) net income before non-cash items and related earnings per diluted share, and adjusted net income before non-cash items and related earnings per diluted share, and (iii) EBITDA and adjusted EBITDA, provide useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, and thereby enhances the user's overall understanding of the Company's current financial performance relative to past performance and provides, to the nearest GAAP measures, a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures in the financial tables within this press release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results. Additionally, the Company notes that there can be no assurance that the above referenced non-GAAP financial measures are comparable to similarly titled financial measures used by other publicly traded companies.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer spending on our products; general economic conditions and other factors affecting consumer confidence; disruption and volatility in the global capital and credit markets; the financial strength of the Company's customers; the Company's ability to implement its growth strategy; the Company's ability to successfully integrate and grow acquisitions; the Company’s exposure to product liability or product warranty claims and other loss contingencies; stability of the Company's manufacturing facilities and foreign suppliers; the Company's ability to protect trademarks and other intellectual property rights; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; our ability to utilize our net operating loss carryforwards; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

BLACK DIAMOND, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets
Cash	$5,111	$2,400
Accounts receivable, less allowance for doubtful
accounts of $499 and $326, respectively	30,925	22,718
Inventories	60,664	47,137
Prepaid and other current assets	4,846	2,472
Income tax receivable	659	-
Deferred income taxes	2,337	2,270
Total current assets	104,542	76,997

Property and equipment, net	17,508	14,019
Definite lived intangible assets, net	38,100	16,108
Indefinite lived intangible assets	51,462	32,650
Goodwill	57,481	38,226
Deferred income taxes	49,631	48,429
Other long-term assets	2,062	1,298
Total assets	$320,786	$227,727

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$22,178	$16,090
Income tax payable	-	254
Current portion of long-term debt	4,059	673
Total current liabilities	26,237	17,017

Long-term debt	36,429	37,397
Deferred income taxes	8,114	-
Other long-term liabilities	2,000	1,139
Total liabilities	72,780	55,553

Stockholders' Equity
Preferred stock, $.0001 par value; 5,000
shares authorized; none issued	-	-
Common stock, $.0001 par value; 100,000 shares authorized;
31,838 and 21,839 issued and 31,763 and 21,764 outstanding	3	2
Additional paid in capital	473,628	402,716
Accumulated deficit	(231,334)	(233,286)
Treasury stock, at cost	(2)	(2)
Accumulated other comprehensive income	5,711	2,744
Total stockholders' equity	248,006	172,174
Total liabilities and stockholders' equity	$320,786	$227,727

BLACK DIAMOND, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	THREE MONTHS ENDED
	December 31, 2012	December 31, 2011

Sales
Domestic sales	$21,031	$18,143
International sales	27,770	18,196
Total sales	48,801	36,339

Cost of goods sold	31,078	22,090
Gross profit	17,723	14,249

Operating expenses
Selling, general and administrative	19,149	13,409
Restructuring charge	139	-
Merger and integration	168	-
Transaction costs	364	-

Total operating expenses	19,820	13,409

Operating (loss) income	(2,097)	840

Other (expense) income
Interest expense	(925)	(764)
Interest income	(8)	1
Other, net	254	82

Total other expense, net	(679)	(681)

(Loss) income before income tax	(2,776)	159
Income tax benefit	(3,320)	(3,369)
Net income	$544	$3,528

Earnings per share:
Basic	$0.02	$0.16
Diluted	0.02	0.16

Weighted average shares outstanding:
Basic	31,431	21,856
Diluted	31,615	22,082

BLACK DIAMOND, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Year Ended December 31,
	2012	2011

Sales
Domestic sales	$74,600	$62,813
International sales	101,277	82,962
Total sales	175,877	145,775

Cost of goods sold	108,613	89,423
Gross profit	67,264	56,352

Operating expenses
Selling, general and administrative	62,590	50,493
Restructuring charge	225	993
Merger and integration	244	-
Transaction costs	2,029	-

Total operating expenses	65,088	51,486

Operating income	2,176	4,866

Other (expense) income
Interest expense	(2,993)	(2,921)
Interest income	35	32
Other, net	870	227

Total other expense, net	(2,088)	(2,662)

Income before income tax	88	2,204
Income tax benefit	(1,864)	(2,688)
Net income	$1,952	$4,892

Earnings per share:
Basic	$0.07	$0.22
Diluted	0.06	0.22

Weighted average shares outstanding:
Basic	29,817	21,845
Diluted	30,126	22,046

BLACK DIAMOND, INC.
RECONCILIATION FROM GROSS PROFIT TO ADJUSTED GROSS PROFIT
AND ADJUSTED GROSS MARGIN

THREE MONTHS ENDED

	December 31, 2012		December 31, 2011

Gross profit as reported	$17,723
Plus inventory fair value of purchase accounting	1,163
Adjusted gross profit	$18,886	Gross profit as reported	$14,249

Gross margin	36.3%

Adjusted gross margin	38.7%	Gross margin as reported	39.2%

TWELVE MONTHS ENDED

	December 31, 2012		December 31, 2011

Gross profit as reported	$67,264
Plus inventory fair value of purchase accounting	2,257
Adjusted gross profit	$69,521	Gross profit as reported	$56,352

Gross margin	38.2%

Adjusted gross margin	39.5%	Gross margin as reported	38.7%

BLACK DIAMOND, INC.
RECONCILIATION FROM NET INCOME TO NET INCOME BEFORE NON-CASH ITEMS, ADJUSTED
NET INCOME BEFORE NON-CASH ITEMS AND RELATED EARNINGS PER DILUTED SHARE
(In thousands, except per share amounts)

	THREE MONTHS ENDED
		Per Diluted		Per Diluted
	December 31, 2012	Share	December 31, 2011	Share

Net income	$544	$0.02	$3,528	$0.16

Amortization of intangibles	871	0.03	333	0.02
Depreciation	990	0.03	993	0.04
Accretion of note discount	267	0.01	238	0.01
Stock-based compensation	452	0.01	588	0.03
Inventory fair value of purchase accounting	1,163	0.04	-	-
Income tax benefit	(3,320)	(0.11)	(3,369)	(0.15)
Cash paid for income taxes	(38)	(0.00)	-	-

Net income before non-cash items	$929	$0.03	$2,311	$0.10

Restructuring charge	139	0.00	-	-
Merger and integration	168	0.01	-	-
Transaction costs	364	0.01	-	-
State cash taxes on adjustments	(34)	(0.00)	-	-
AMT cash taxes on adjustments	(13)	(0.00)	-	-

Adjusted net income before non-cash items	$1,553	$0.05	$2,311	$0.10

BLACK DIAMOND, INC.
RECONCILIATION FROM NET INCOME TO NET INCOME BEFORE NON-CASH ITEMS, ADJUSTED
NET INCOME BEFORE NON-CASH ITEMS AND RELATED EARNINGS PER DILUTED SHARE
(In thousands, except per share amounts)

	TWELVE MONTHS ENDED
		Per Diluted		Per Diluted
	December 31, 2012	Share	December 31, 2011	Share

Net income	$1,952	$0.06	$4,892	$0.22

Amortization of intangibles	2,268	0.08	1,331	0.06
Depreciation	3,685	0.12	3,351	0.15
Accretion of note discount	1,025	0.03	993	0.05
Stock-based compensation	1,766	0.06	3,091	0.14
Inventory fair value of purchase accounting	2,257	0.07	-	-
Income tax benefit	(1,864)	(0.06)	(2,688)	(0.12)
Cash (paid) received for income taxes	(881)	(0.03)	46	0.00

Net income before non-cash items	$10,208	$0.34	$11,016	$0.50

Restructuring charge	225	0.01	993	0.05
Merger and integration	244	0.01	-	-
Transaction costs	2,029	0.07	-	-
State cash taxes on adjustments	(125)	(0.00)	(50)	(0.00)
AMT cash taxes on adjustments	(47)	(0.00)	(19)	(0.00)

Adjusted net income before non-cash items	$12,534	$0.42	$11,940	$0.54

BLACK DIAMOND, INC
RECONCILIATION FROM NET INCOME TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,
AND AMORTIZATION ("EBITDA"), AND ADJUSTED EBITDA
(In thousands)

	THREE MONTHS ENDED
	December 31, 2012	December 31, 2011

Net income	$544	$3,528

Income tax benefit	(3,320)	(3,369)
Other, net	(254)	(82)
Interest income	8	(1)
Interest expense	925	764

Operating (loss) income	(2,097)	840

Depreciation	990	993
Amortization of intangibles	871	333

EBITDA	$(236)	$2,166

Restructuring charge	139	-
Merger and integration	168	-
Transaction costs	364	-
Inventory fair value of purchase accounting	1,163	-
Stock-based compensation	452	588

Adjusted EBITDA	$2,050	$2,754

BLACK DIAMOND, INC
RECONCILIATION FROM NET INCOME TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,
AND AMORTIZATION ("EBITDA"), AND ADJUSTED EBITDA
(In thousands)

	TWELVE MONTHS ENDED
	December 31, 2012	December 31, 2011

Net income	$1,952	$4,892

Income tax benefit	(1,864)	(2,688)
Other, net	(870)	(227)
Interest income	(35)	(32)
Interest expense	2,993	2,921

Operating income	2,176	4,866

Depreciation	3,685	3,351
Amortization of intangibles	2,268	1,331

EBITDA	$8,129	$9,548

Restructuring charge	225	993
Merger and integration	244	-
Transaction costs	2,029	-
Inventory fair value of purchase accounting	2,257	-
Stock-based compensation	1,766	3,091

Adjusted EBITDA	$14,650	$13,632

Company Contact:

Warren B. Kanders

Executive Chairman

Tel 1-203-428-2000

warren.kanders@bdel.com

or

Peter Metcalf

Chief Executive Officer

Tel 1-801-278-5552

peter.metcalf@bdel.com

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 1-949-574-3860

BDE@liolios.com

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